ENERGY FOCUS, INC. REPORTS FIRST QUARTER 2010 RESULTS
PROVIDES SECOND QUARTER FORECAST

SOLON, Ohio, May 13, 2010 — Energy Focus, Inc. (NASDAQ: EFOI) today announced financial results for the first quarter ended March 31, 2010 and forecast for second quarter 2010 sales and cash usage.

Financial and operating highlights for the first quarter of 2010 include the following:

•	Net sales from continuing operations of $8.4 million, more than 3 times the net sales from continuing operations of $2.5 million for the first quarter 2009 with $5.3 million, or 63%, due to the new Stones River Companies, LLC (“SRC”) business unit.

•	The company finished the quarter with a balance sheet showing cash in the amount of $1.8 million and total shareholders’ equity of $9.7 million. Cash utilization for the first quarter of 2010 was $0.4 million, excluding $1,150,000 of cash received from the selling of a Secured Subordinated Promissory Note for the principal amount of $1,150,000. Cash utilization for the first quarter of 2009 was $3,768,000.

•	Excluding a non-cash charge of $1.4 million related to the revaluation of warrants to purchase shares of our common stock acquired by The Quercus Trust in our March 2008 equity financing and operating expenses related to SRC of $0.6 million, operating expenses decreased 7.4% compared to the first quarter of 2009.

•	$16.5 million in lighting retrofit contracts secured for work expected to be completed in 2010.

The forecast for Q2 and 2010 include the following:

•	Sales to exceed $8.5 million in Q2 2010 versus $3.3 million in Q2 2009 from continuing operations with about 60% or more of the sales due to the new SRC business unit. Sales of $35 million are anticipated for 2010.

•	Net cash outflow from operations for Q2 2010 are expected to be less than $1 million compared to a net cash outflow of $1.2 million in Q2 2009. The company expects to be net cash flow positive from operations in 2010.

•	An additional $2.5 MM for a total of $19 million in lighting retrofit contracts secured by the end of Q2 for work expected to be completed in 2010.

“I’m absolutely delighted with the performance of our SRC solutions business in the 1st Quarter,” said Joe Kaveski, CEO of Energy Focus, Inc. “With $19 million in lighting contracts secured for business we expect to complete in 2010 and $8.4 million in sales recorded for the quarter, Rob Wilson and his team at SRC have helped Energy Focus achieve a great start to the year. We expect to see continued good performance from SRC in the 2nd Quarter as it implements already secured contracts and continues to bring in more.”

“The acquisition of SRC has provided exactly the scale for Energy Focus that we had hoped to achieve,” Mr. Kaveski continued. “In 2010 we expect about sixty percent of our sales coming from lighting retrofit contracts and about forty percent of our sales from lighting products. New lighting products will become increasingly energy efficient and increasingly directed toward existing buildings as we continue to deploy energy efficient lighting products resulting from government funded R&D.”

Energy Focus management will host a conference call on Thursday, May 13, 2010 at 4:30 p.m. EDT (1:30 p.m. PDT) to review the 1st Quarter 2010 financial results and other corporate events, followed by a Q & A session. Dialing 1-866-316-1370 (US Canada) or 1-913-312-0649 (International/Local) can access the call. The conference ID number is 9808493. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins.

The conference call will also be available over the Internet at http://www.energyfocusinc.com in the Investor Relations area of the site. A replay of the conference call will be available two hours after the call for the following 7 days by dialing 1-866-316-1370 (US/Canada) or 1-913-312-0649 (international/local) and entering the following pass code: 9808493. Also, an instant replay of the conference call will be available over the Internet at http://www.energyfocusinc.com on May 13th, 2010 and will remain available for one year in the Investor Relations area of the site.

About Energy Focus, Inc.

Energy Focus, Inc. is a leading provider of energy efficient LED lighting products and turnkey energy efficient lighting solutions, holding 69 relevant lighting patents. Our solutions provide energy savings, aesthetics, safety and maintenance cost benefits over conventional lighting. Our long-standing relationship with the U.S. Government includes numerous research and development projects for the DOE and DARPA, creating energy efficient LED lighting systems for the U.S. Navy fleet and the next generation Very High Efficiency Solar Cell. Customers include supermarket chains, the US government, state and local governmental agencies, retail stores, museums, theme parks and casinos, hotels, swimming pool builders and many others. Company headquarters are located in Solon, OH, with additional offices in Nashville, TN, Pleasanton, CA, and the United Kingdom. For more information, see www.energyfocusinc.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For more information about potential factors that could affect Energy Focus financial results, please refer to the Company’s SEC reports, including its Annual Reports on Form 10-K and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Energy Focus disclaims any intention or obligation to update or revise any forward-looking statements.

Media Contact:	Investor Contact:
Energy Focus, Inc., Public Relations Office (440) 715-1295 pr@efoi.com	CleanTech IR, Inc. 310-541-6824 btanous@cleantech-ir.com

ENERGY FOCUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands except share and per share data)

	March 31,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$1,810	$1,062
Accounts receivable trade, net	5,351	2,922
Inventories, net	3,298	3,770
Prepaid and other current assets	573	509

Total current assets	11,032	8,263
Fixed assets net	2,894	3,091
Goodwill, net	672	672
Intangible assets, net	2,482	2,750
Collateralized assets	2,500	2,500
Other assets	81	102
Total assets	$19,661	$17,378

LIABILITIES
Current liabilities:
Accounts payable	$4,071	$1,677
Accrued liabilities	2,426	1,854
Deferred revenue	591	295

Total current liabilities	7,088	3,826
Other deferred liabilities	130	149
Acquisition-related contingent liabilities	1,062	1,183
Long-term bank borrowings	1,655	715

Total liabilities	9,934	5,873
SHAREHOLDERS’ EQUITY
Preferred stock, par value $0.0001 per share:
Authorized: 2,000,000 shares in 2010 and 2009
Issued and outstanding: no shares is 2010 and 2009
Common stock, par value $0.0001 per share:
Authorized: 30,000,000 shares in 2010 and 2009
Issued and outstanding: 21,370,0000 in 2010 and 2009	1	1
Additional paid-in capital	73,242	71,373
Accumulated other comprehensive income	397	474
Accumulated deficit	(63,913)	(60,343)
Total shareholders’ equity	9,727	11,505
Total liabilities and shareholders’ equity	$19,661	$17,378

ENERGY FOCUS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except per share amounts)
(unaudited)

	Three months ended
	March 31,
	2010	2009
Net sales	$8,357	$2,523
Cost of sales	6,962	2,295

Gross profit	1,395	228
Operating expenses:
Research and development	55	156
Sales and marketing	1,619	1,546
General and administrative	1,679	1,264
Revaluation of equity instruments	1,421	—
Restructuring expense	26	—

Total operating expenses	4,800	2,966

Loss from operations	(3,405)	(2,738)
Other income (expense):
Other (expense) income	(65)	19
Interest (expense) income	(99)	(20)

Loss from continuing operations before income taxes	(3,569)	(2,739)
Provision for income taxes	(1)	—

Net loss from continuing operations	$(3,570)	$(2,739)
Discontinued operations:
Loss from operations of discontinued operations	—	(302)
Provision for income taxes	—	—

Loss from discontinued operations	—	(302)

Net loss	$(3,570)	$(3,041)

Net loss per share — basic and diluted	$(0.17)	$(0.21)

Shares used in computing net loss per share -
basic and diluted	21,270	14,835